UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 2, 2010
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
2100 Roosevelt Avenue
Springfield, Massachusetts
01104
(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On December 2, 2010, our Board of Directors made the strategic decision to relocate our Thompson/Center Arms operations from Rochester, New Hampshire to our Springfield, Massachusetts facility. This relocation is designed to provide our company with increased operational efficiencies through the optimization of our manufacturing footprint and increased synergies generated in fixed, marketing, and administrative costs. The bulk of the $9.0 million of estimated cash outlays associated with the relocation will occur in the second half of fiscal 2011, and those outlays are expected to be recovered in approximately 24 months. The relocation is scheduled to commence in January 2011 and conclude by November 2011.
     As a result of the relocation of our Thompson/Center Arms operations, we expect to record future expense of approximately $6.0 million, consisting of approximately $3.0 million for personnel-related exit costs and approximately $3.0 million of other facility-related shutdown costs, including costs for moving and facility preparation. We expect that these exit costs will result in future cash expenditures. We expect capitalized costs for moving and facility preparation of approximately $3.0 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: December 8, 2010	By:	/s/ John R. Dineen
John R. Dineen
Interim Chief Financial Officer and Assistant Secretary

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